Exhibit 10.2
February 22nd 2006
Brian Gentile
35 Arbuelo Way
Los Altos
CA 94022
Dear Brian
I am pleased to offer you the position of Executive Vice President and CMO with Informatica Corporation. In this capacity, you will report to Sohaib Abbasi, President and CEO and work to help Informatica (“the Company”) be successful powering business insight for global organizations.
Your compensation package is made up of the following components:
•	An annual base salary of $300,000.

•	An annual corporate bonus of up to 55%, paid out twice yearly against the annual performance metrics set out in the corporate bonus plan
In addition, you will be eligible or standard company benefits. These benefits will be available to you on your date of hire. You will also be eligible to participate in the Company’s 401(k) and Employee Stock Purchase Plans.
You will be granted to 300,000 new hire stock options, subject to approval by Informatica’s Board of Directors. The grant date and the vesting commencement date will coincide with the date the grant is approved by the Board or a committee of the board — with the option exercise price for such option being equal to the closing market price on that date. The Board or committee typically meets twice a month to review and approve new hire option grants. New hire options vest over four years, with a one year cliff for the first 25 percent of such options.
As an executive officer of the Company, you will also be entitled to participate in the Company’s executive severance plan. A copy of the Executive Severance Agreement is attached for your review and signature.
After reading this letter, the enclosed Executive Severance Agreement and the enclosed Proprietary Agreement, indicate your acceptance of these employment terms by signing the three documents. Please return the letter and the two agreements to our office as detailed below. This offer and agreements enclosed herewith are valid through February 28, 2006 after which time this offer shall lapse.

California is an employment at will state. As such, your employment is at the mutual consent of both you and the Company and you are free to resign at any time, just as Informatica is free to terminate your employment at any time, with or without cause and with or without notice.
This offer is contingent upon your ability to provide us with identification as proof of your right to work in the United States. We are required by law to view your identification and complete the appropriate documentation for our records. It is mandatory for you to present this identification within 3 working days of your hire date. Failure to do so can result in a delay of your ability to commence work. Furthermore, this offer and your employment with Informatica are contingent upon a background check.
Please contact Jo Stoner or the Benefits Department (650 385 5535) on your first day of employment to schedule a benefits orientation.
Please return your acceptance documentation to Informatica, Attention: Employment Department, 100 Cardinal Way, Redwood City CA 94063.
I look forward to working with you in the future and, on behalf of the Company and its employees, extend a warm welcome to you.
Sincerely,
/s/ Sohaib Abbasi
Sohaib Abbasi
Chairman, President & CEO